RTTE: The Gateway to the China’s Rural Market

Shijiazhuang, China—(Businesswire)—In early August 2012, China released the 12th Five-Year National Program for Rural Economic Development. Due to this policy, there are more companies and investors beginning to focus on the Chinese rural markets. In order to take advantage of the new opportunities created by the 12thNational Program, CAM Group, Inc. has started to remodel existing retails stores in Hebei Province and initiated the development of a comprehensive, creative and integrated rural retail network in China.

CAM Group is scheduled to have two presentations in the United States at the Palace Hotel, San Francisco and the Harvard Club, New York on October 11, 2012 and October 16, 2012 respectively. During these presentations, attendees will have the opportunity to meet with the CEO and management team of CAM Group, Inc. and ask questions about the company.

For more information, please visit www.camg-inc.com. For registration, please send an E-mail with your contact information and the names of all attendees to IR@camg-inc.com

About CAM Group, Inc.

CAM Group, Inc. (RTTE.OB) (f/k/a RT Technologies, Inc.) is focused on developing the Chinese rural market. Their core business is comprised of four major components: wholesale and retail, advertising solutions, store rental business and value-added services. With the support of China’s 12th Five-Year National Program for Rural Economic Development, CAM Group believes they are well positioned to play a vital role in reviving China’s rural economy.

CAM Group is currently developing a comprehensive network of retail stores catering to the Chinese rural market. The stores are operating in Hebei province under a state-owned system of subsidiaries controlled by the China Supply and Marketing Cooperative Association and the China National Agricultural Means of Production Group Corporation which are also directly owned by the Chinese central government. CAM Group and its strategic partner, the Hebei Agricultural Means of Production Co. Ltd., established a joint-venture to start its operation in 2011. Pursuant to the terms of the joint venture, CAM Group has exclusive access to the state owned retail network within Hebei Province.

As an innovative retail services company, CAM Group is implementing an “Advertisement Plus Product” model throughout the network in Hebei, China. This program allows for direct and targeted marketing to rural consumers at the point of sale. We believe this model positively impacts consumer purchasing decisions, providing manufacturers and retailers with effective advertising among the rural consumer population. CAM Group endeavors to add value to our customers by: (1) building and maintaining consumer brand awareness and loyalty, (2) improving client sales and profitability, and (3) providing an outlet to deliver clear sales and brand messages through our advertising network.